Exhibit 11

                          DAKA INTERNATIONAL, INC.
            STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
          Three months ended September 30, 1995 and October 1, 1994
                 (In thousands, except per share data)
                                (Unaudited)

                                                  	1995       	 1994
Primary:

Net income 	                                      $  2,144    	$  1,582
                                                  ========     ========
Weighted average number of common
 shares outstanding 	                                5,538       	3,778
Additional shares assuming conversion
 of stock options 	                                    341	         225
                                                  --------     --------
Average common shares outstanding
 and equivalents 	                                   5,879 	      4,003
                                                  ========     ========

Primary earnings per share:
Net income                                       	$   0.36    	$   0.40
                                                  ========     ========


Fully Diluted:

Net income                                       	$  2,144    	$  1,582
Interest expense on Convertible
 notes, after tax effect 	                             216	         321
                                                  --------     --------
                                                 	$  2,360    	$  1,903
                                                  ========     ========
Weighted average number of common
 shares outstanding 	                                5,538       	3,778
Weighted average number of shares
 related to notes converted,
 prior to conversion 	                                 158
Weighted average number of shares
 related to Preferred Stock
 converted, prior to conversion                    	 1,196
Additional shares issuable upon
 conversion of Preferred Stock                        	265        2,222
Additional shares issuable upon
 conversion of Notes                                	1,292       	2,396
Additional shares assuming conversion
 of stock options 	                                    398          238
                                                  --------     --------
                                              	      8,847 	      8,634
                                                  ========     ========

Fully diluted earnings per share:
Net income                                       	$   0.27    	$   0.22
                                                  ========     ========